Exhibit 99.7
On September 14, 2026, the following communication was sent to employees of Medtronic plc.
September 14, 2026
Information for Employees about the Exchange Offer
On May 21, 2025, Medtronic plc (“Medtronic”) announced its intent to separate its Diabetes Operating Unit, with the intention to create a new independent, publicly traded company, MiniMed Group, Inc. (“MiniMed”). On March 9, 2026, MiniMed completed an initial public offering, following which Medtronic continues to own approximately 89.86% of the total outstanding shares of common stock of MiniMed (“MiniMed Common Stock”).
In order to complete the divestment of MiniMed (the “Divestment”), Medtronic has commenced an offer to its shareholders for the exchange of all or some of their Medtronic ordinary shares (“Medtronic Ordinary Shares”) for newly issued shares of MiniMed Common Stock (the “Exchange Offer”). Once the Exchange Offer is completed (including related transactions), Medtronic will no longer hold an equity stake in MiniMed. Moreover, following the exchange offer, MiniMed will operate as an independent company.
A prospectus for the Exchange Offer (the “Prospectus”) has been filed with the Securities and Exchange Commission (“SEC”). The following information is provided to assist you, Medtronic employees, in understanding a few key points about the transaction and how it may affect you.
•Eligible Medtronic shareholders will soon receive materials in connection with the Exchange Offer. Eligible Medtronic shareholders are those who personally own Medtronic Ordinary Shares. For example, you may own shares personally that are held in a brokerage account. This could include (i) shares you purchased independently through a broker, (ii) shares acquired as a result of the vesting and settlement of Medtronic restricted stock units (“RSUs”) or performance-based restricted stock units (“PSUs”), or the exercise of vested Medtronic stock options, or (iii) shares purchased during offering periods under the 2024 Medtronic plc Employee Share Purchase Plan (the “Medtronic ESPP”) that have satisfied the required one-year holding period.
•The materials you will receive if you are an eligible Medtronic shareholder will include the Prospectus and related documents that will outline the steps you must take if you wish to participate in the Exchange Offer and the timing of those steps. If you decide not to tender any of your Medtronic Ordinary Shares for MiniMed Common Stock through the Exchange Offer, you do not need to take any action.
•If you are an eligible Medtronic shareholder, you should read the materials you receive carefully to understand the transaction and your choices. If you have any questions about the Exchange Offer, you may contact D.F. King & Co., Inc. (the information agent for the Exchange Offer) at the phone numbers provided below. The exchange offer is not an offer to sell or exchange Medtronic Ordinary Shares in any jurisdiction in which the offer, sale, or exchange is not permitted. Materials related to the Exchange Offer will not be distributed to shareholders in the European Economic Area except to “qualified investors.”
Please note that no one at Medtronic or MiniMed, or any other person involved in the Exchange Offer, can give you any investment or tax advice. As with any other investment decision, you should consult with a tax or financial advisor.

Below is a summary of information relating to you as an employee of Medtronic and its subsidiaries:
•Shares You Personally Own. If you hold Medtronic Ordinary Shares in a brokerage account (including shares previously acquired from vested PSUs, vested RSUs or exercised stock options), you have the choice to participate in the Exchange Offer in accordance with the instructions for tendering available from your broker. Participation is completely voluntary. If you do not wish to participate, no action is required.
•Medtronic Equity Awards. Your Medtronic stock options (whether vested and unexercised or unvested), unvested RSUs, unvested PSUs, and other unvested equity-based awards under the 2021 Medtronic plc Long Term Incentive Plan are not eligible to participate in the Exchange Offer. If you hold Medtronic Ordinary Shares as a result of the vesting and settlement of Medtronic RSUs or PSUs during the Exchange Offer period, those shares can be tendered in the Exchange Offer. If you are a holder of vested and unexercised Medtronic stock options and wish to exercise such stock options and tender Medtronic Ordinary Shares received upon exercise in the Exchange Offer, you should be certain to initiate such exercise generally no later than 4:00 p.m., New York City time, at least two trading days prior to the expiration of the Exchange Offer, such that the Medtronic Ordinary Shares are received in your account in enough time to tender the Medtronic Ordinary Shares in the Exchange Offer in accordance with the instructions for tendering available from your broker or account administrator.
•Employee Stock Purchase Plan. Medtronic Ordinary Shares purchased during offering periods under the Medtronic ESPP that have satisfied the required one-year holding period (the “Medtronic ESPP Shares”) are eligible for participation in the Exchange Offer. The rules and procedures for tendering Medtronic ESPP Shares may be different than those described in the Prospectus. For example, the process for submitting instructions to tender or withdraw the tender of Medtronic ESPP Shares may be different, and the deadlines for receipt of such instructions may be earlier than the expiration date of the Exchange Offer (including any extensions thereof). If you wish to tender Medtronic ESPP Shares that have satisfied the required one-year holding period, you should follow the separate instructions and procedures provided to you by or on behalf of the applicable plan administrator.
In general, the exchange of Medtronic Ordinary Shares for MiniMed Common Stock pursuant to the Exchange Offer is not expected to constitute a “disqualifying disposition” for purposes of Section 423 of the Internal Revenue Code (the “Code”), provided that the Exchange Offer qualifies as a tax-free transaction under Section 355 of the Code. However, holding periods applicable to your Medtronic ESPP Shares will carry over to the MiniMed Common Stock received in the Exchange Offer and continue to apply. A Medtronic shareholder’s aggregate tax basis in its MiniMed Common Stock received in the Exchange Offer (including any fractional share interest in MiniMed Common Stock deemed received) generally will equal such shareholder’s tax basis in its Medtronic Ordinary Shares, immediately before the Exchange Offer, exchanged therefor. The foregoing is a general summary only and is not intended to constitute tax advice. Tax consequences may vary depending on your individual circumstances, and you are encouraged to consult your own tax advisor regarding the specific tax implications of participating in the Exchange Offer.
Questions about the Exchange Offer can be directed to D.F. King & Co., Inc. at the phone numbers provided below. For a list of commonly asked questions and answers relating to the Exchange Offer, please refer to the “Questions and Answers About the Exchange Offer” section appearing in the front of the Prospectus for the Exchange Offer, a copy of which can be obtained as described below.

Cautions Regarding Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the expected effects on Medtronic and MiniMed of the Exchange Offer, the anticipated timing and benefits of the Exchange Offer, Medtronic’s ability to satisfy the necessary conditions to consummate its separation of MiniMed, Medtronic’s ability to successfully consummate the separation of MiniMed and realize the anticipated benefits from the separation (including consummating the transaction on a basis that is generally tax-free to shareholders for U.S. federal income tax purposes), MiniMed’s ability to succeed as an independent publicly traded company, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, changing global trade policies, general economic conditions, and other risks and uncertainties described in Medtronic’s and MiniMed’s periodic reports on file with the SEC including their most recent respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, the Registration Statement referred to below, including the Prospectus forming a part thereof, the Schedule TO, and other Exchange Offer documents filed by Medtronic or MiniMed, as applicable, with the SEC. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this communication, including to reflect future events or circumstances.
Additional Information and Where to Find It
This communication is for informational purposes only and is not an offer to sell or exchange, a solicitation of an offer to buy or exchange any securities or a recommendation as to whether investors should participate in the Exchange Offer. MiniMed has filed with the SEC a registration statement on Form S-4 (the “Registration Statement”) that includes a Prospectus. The Exchange Offer is made solely by the Prospectus. The Prospectus contains important information about the Exchange Offer, Medtronic, MiniMed and related matters, and Medtronic has delivered the Prospectus to holders of Medtronic Ordinary Shares. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE MAKING ANY INVESTMENT DECISION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. None of Medtronic, MiniMed or any of their respective directors or officers or the dealer managers appointed with respect to the Exchange Offer make any recommendation as to whether you should participate in the Exchange Offer.
Medtronic has filed with the SEC a Schedule TO, which contains important information about the Exchange Offer.
Holders of Medtronic Ordinary Shares may obtain copies of the Prospectus, the Registration Statement, the Schedule TO and other related documents, and any other information that Medtronic and MiniMed file electronically with the SEC free of charge at the SEC’s website at http://www.sec.gov. Holders of Medtronic Ordinary Shares may also obtain a copy of the Prospectus by clicking on the appropriate link on http://www.dfking.com/MDTSeparation.
Medtronic has retained D.F. King & Co., Inc. as the information agent for the Exchange Offer. To obtain copies of the Prospectus and related documents, or for questions about the terms of the Exchange Offer or how to participate, you may contact the information agent at (877) 361-7972 (toll-free for shareholders) or (646) 845-0146 (banks, brokers and all others outside the United States).
Medtronic reserves the right to amend the equity compensation plans described herein at any time or from time to time and to suspend or terminate such plans, in whole or in part, at any time. In the event of a conflict between the official plan documents and this communication, the official plan documents will control.